EXHIBIT 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive
Suite 120
Dallas, Texas 75247

Contact:	Harry J. White, Jr.
Chief Financial Officer
(214) 631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES
RESULTS OF EXCHANGE OFFER

     DALLAS, Texas. (June 2, 2004) – Silverleaf Resorts, Inc. (OTC:SVLF) today announced the results of its offer to exchange relating to its 6% senior subordinated notes due 2007. The expiration date for the exchange offer was 5:00 p.m., New York City Time, June 2, 2004. The Company announced that prior to the expiration of the offer it received tenders of $24,671,000 in principal amount of its 6% notes, representing approximately 86.67% of the aggregate principal amount of its 6% notes outstanding. The minimum set by the Company to consummate the exchange offer was 80% in principal amount of its 6% notes outstanding. The effective date of the exchange offer will be Monday, June 7, 2004, at which time the Company will issue $24,671,000 of its 8% senior subordinated notes due 2010 in exchange for the 6% notes tendered. The Company will also pay an additional interest payment to the holders who tendered their 6% notes for exchange.

     This release contains certain forward-looking statements that involve risks and uncertainties and actual results many differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. Additionally, anticipated results are dependent upon the Company’s ability to identify and acquire or develop other operations under terms that are beneficial to the Company and its shareholders. Other risk factors are more fully discussed under “Cautionary Statements” in the Company’s SEC reports, including the Company’s 2003 annual report on Form 10-K (pages 22 through 30 thereof) filed on March 29, 2004.